Exhibit 99.51

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA,

LESSOR

AND

EMPIRE STATE BUILDING ASSOCIATES,

LESSEE

Second Modification

of

Indenture of Lease

Dated:  February 15, 1965

Demised Premises:	350 Fifth Avenue,
New York, New York

The property affected by the within instrument lies in Section 3, Block 835, Lot 41 on the Tax Map of the County of New York.

RECORDED IN THE OFFICE OF THE REGISTER OF THE CITY OF NEW YORK, NEW YORK COUNTY, IN LIBER 5314 OF CONVEYANCES, PAGE 479, FEBRUARY 15, 1965.

THIS SECOND MODIFICATION OF INDENTURE OF LEASE, dated February 15, 1965, made by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, A NEW JERSEY CORPORATION, having its principal office and place of business at 745 Broad Street, Newark, New Jersey (hereinafter called “Lessor”), and EMPIRE STATE BUILDING ASSOCIATES, a general partnership consisting of Lawrence A. Wien, Henry W. Klein and Peter L. Malkin, residing respectively at 785 Fifth Avenue, New York, New York, Sterling Road (no street number), Harrison, New York, and Summit Ridge Road (no street number), Stamford, Connecticut, and having its principal office and place of business at 60 East 42nd Street, New York, New York (hereinafter called “Lessee”),

WHEREAS, Lessor is the owner of the premises known as 350 Fifth Avenue, New York, New York, more particularly described as follows (hereinafter called the “Demised Premises”):

ALL that lot and parcel of land with the buildings and improvements thereon erected, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the southerly side of West 34th Street with the westerly side of Fifth Avenue; thence southerly along the westerly side of Fifth Avenue, 197 feet 6 inches to the northerly side of West 33rd Street; thence westerly along the northerly side of West 33rd Street, 500 feet; thence northerly and parallel with the westerly side of Fifth Avenue, 98 feet 9 inches to the middle line of the block; thence easterly and parallel with the northerly side of West 33rd Street, 75 feet; thence again northerly and parallel with the westerly side of Fifth Avenue and part of the distance through a party wall 98 feet 9 inches to the southerly side of West 34th Street; thence easterly along the southerly side of West 34th Street 425 feet to the corner aforesaid, the point or place of BEGINNING.

WHEREAS, Lessee is the holder of a lease of the Demised Premises, between Lessor and Alglan Realty Corporation, Rostev Realty Corporation, and Bentob Realty Corporation, dated December 21, 1951 and recorded on December 21, 1951, in the Office of the Register of The City of New York, New York County, in Liber 4759 of Conveyances at Page 534, as modified in its entirety by a Modification of Indenture of Lease between Lessor and Lessee dated December 27, 1961, and recorded on December 27, 1961, in said Register’s Office in Liber 5173 of Conveyances at Page 49 (which modification is hereinafter called the “Lease”) ; and

WHEREAS, Lessor and Lessee desire to modify those portions of the Lease having to do with increasing Lessor’s investment in the Demised Premises and increasing the improvement net rent payable by Lessee as a result of Lessor’s additional investment.

NOW, THEREFORE, Lessor and Lessee, in consideration of the mutuality hereof, modify, supplement and restate those portions of the Lease noted below, and as modified, Lessor and Lessee, as the case may be, agree to accept, keep, observe and perform the Lease as modified hereby.

ARTICLE 1

Improvement Net Rent

Subdivision 2 of Section 2.01 of Article 2 of the Lease beginning on the bottom of page 8 thereof is modified in its entirety to provide for a change of the improvement net rent as follows:

“(2) In the event the Lessor shall increase Lessor’s investment in the Demised Premises in accordance with the provisions, conditions and requirements of Section 9.02 of this Lease, Lessee covenants and agrees to pay to Lessor as improvement net rent (so-called for convenience), in legal tender as aforesaid, Two Hundred Fifty Thousand Five Hundred Sixty Dollars ($250,560.00), per annum or, if Lessor shall increase its investment by a figure less than $3,250,000.00, an amount which shall bear the same relationship to $250,560.00 as the amount actually disbursed by Lessor in accordance with Section 9.02 bears to $3,250,000.00. Such improvement net rent shall be paid in equal monthly installments in advance on the 5th day of each and every month beginning with the date of Lessor’s disbursement to the Lessee and continuing throughout the balance of the initial term of this Lease to and including the 5th day of the calendar month next preceding the last calendar month thereof. Lessee further covenants and agrees that as the said monthly improvement net rent becomes due and payable the same shall be combined with the net basic rent and paid in one aggregate sum as net rent in advance during the balance of the initial term of this Lease.”

ARTICLE 2

Program of Capital Improvements

Section 9.02 of Article 9 of the Lease beginning on the bottom of page 29 thereof is modified in its entirety to provide for a change in Lessor’s additional investment as follows :

“SECTION 9.02. Lessee having undertaken a program of capital improvements in or about the Building, title to all of which shall be in Lessor, and Lessor having approved of such program, if Lessee shall have satisfied the conditions hereinafter set forth, then Lessor will disburse to Lessee, as an increase in its investment in the Demised Premises, the lesser of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000.00) or sixty-five per centum (65%) of the actual cost of the fully completed work of the program. The disbursement, if any, to be made by Lessor to Lessee pursuant to this Section shall be made only on the 5th day of the calendar month (except that if such 5th day falls on a Saturday, Sunday or other legal holiday, then the disbursement shall be made on the next business day, but as of such preceding 5th day) and the amount so disbursed shall be the basis of the agreed net rental increase payable monthly in advance for the balance of the initial term of this Lease beginning with the day upon which such disbursement is made to Lessee in accordance with Lessee’s agreement so to pay and the method for the determination of amount thereof set forth in subdivision (2) of Section 2.01 of this Lease.

“No disbursement shall be made by Lessor unless each of the following requirements and conditions have been satisfied and complied with:

“1. The conversion of the passenger elevators to self-service operation and all other work of the capital improvements program which is to qualify as a basis for Lessor’s disbursement must he fully completed no later than December 4, 1965, time of performance being of the essence.

“2. The work of the capital improvements program shall be done in strict accordance with the plans and specifications heretofore submitted to and approved by Lessor. The program of capital improvements may be amended from time to time upon approval of Lessor in its sole discretion. Proposed amendments shall be submitted to Lessor in the form of detailed plans, specifications and cost estimates prepared by the licensed architect (or architects) or licensed professional engineer (or engineers) heretofore selected and paid for by Lessee and approved by Lessor. Lessor’s failure, however, to notify Lessee of Lessor’s decision within twenty (20) days (exclusive of Saturdays, Sundays and holidays) after receipt of such submission shall be deemed to be an acknowledgment by Lessor that all of the submitted amendments to the program have been approved by Lessor.

“3. All work of capital improvements shall be conducted under the supervision of the licensed architect or the licensed professional engineer approved by Lessor as aforesaid.

“4. No such capital improvement shall be undertaken until Lessee shall have procured and paid for, so far as the same may be required from time to time, all permits and authorizations of any federal, state or municipal government or departments or subdivisions of any of them, having jurisdiction. Lessor shall join in the application for such permits or authorizations whenever such action is necessary. And no such capital improvements shall be undertaken unless Lessee shall have first complied with the requirements of subdivision (h) of Section 9.01 in a manner and to the extent acceptable to Lessor.

“5. Whenever the work of any such capital improvement shall have been commenced, the same shall be prosecuted promptly with due diligence to completion (unavoidable delays excepted) and in a good and workmanlike manner and in compliance with all applicable permits and authorizations and building and zoning laws and with all other laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, departments, commissions, boards and officers, any national or local Board of Fire Underwriters, or any other body hereafter exercising functions similar to those of any of the foregoing.

“6. The cost of any such capital improvement shall be paid in cash so that the Demised Premises shall at all times be free of liens for labor and materials supplied or claimed to have been supplied to the Demised Premises and free from any encumbrances, security agreements, chattel mortgages, or conditional bills of sale, and Lessee, upon completion, shall, at Lessee’s sole cost and expense, furnish to Lessor municipal departmental searches and title evidence from a title company doing business in the City of New York, New York, and acceptable to Lessor, showing that the Demised Premises are free of violations and free of any such liens, encumbrances, security agreements, chattel mortgages or conditional bills of sale; and Lessee shall exhibit to Lessor receipted bills showing the actual cost of the completed capital improvements and shall deliver to Lessor photostats of all of such bills.

“7. This Lease must be in full force and effect and there shall not be existing at the time any Event of Default or any other default which is not in the process of being cured with due diligence and in good faith and all net rent for the then current month shall have been paid and all Impositions shall also have been paid to the extent that the same shall have been due and payable.

“8. A capital improvement shall be ‘fully completed’, and said words shall be deemed to mean and to have occurred when: (a) said supervising architect or engineer shall have delivered to Lessor his written report after regular periodic inspections that the improvement has been completed in accordance with the plans and specifications theretofor approved of by Lessor, and (b) whenever issuable based upon the nature of the work of such capital improvement, Lessee shall have delivered to Lessor all necessary certificates of clearance from any federal, state or municipal governments, departments or subdivisions of any of them, having jurisdiction and a certificate from the New York Board of Fire Underwriters, or any other body hereafter exercising functions similar to those of any of the foregoing.

“9. A written declaration in recordable form shall have been executed by Lessor and Lessee fixing in dollars and cents the agreed net rental increase to be paid by Lessee, as a consideration for Lessor’s additional investment in the Demised Premises, in monthly instalments in advance during the initial term of this Lease pursuant to the method for the determination thereof as set forth in subdivision (2) of Section 2.01 of this Lease and any such declaration shall be recorded and the Lessee shall be obligated to pay the recording fees.

“The above conditions and requirements having been satisfied and complied with, Lessor agrees to increase Lessor’s investment in the Demised Premises in accordance with the provisions and in the amount above set forth. But any such disbursement shall be made only on the 5th day of the calendar month (except that if such 5th day falls on a Saturday, Sunday or other legal holiday, then the disbursement shall be made on the next business day, but as of such preceding 5th day) next succeeding the date of any such qualification, and in no event after December 6, 1965. However, if Lessee does not qualify therefor, Lessor shall not make any disbursement and Lessor shall not have any obligation whatsoever with respect to this Section 9.02, and all work done by Lessee shall be at Lessee’s sole cost and expense and shall be subject to the conditions and requirements of Section 9.01, having to do generally with changes and alterations, and all the other terms, covenants, agreements, provisions, conditions and limitations of this Lease.

“Lessor’s agreement to make such disbursement pursuant to this Section 9.02 is subject to the trust fund provisions of Section 13 of the Lien Law of the State of New York. Lessee covenants that it will receive the proceeds of such disbursement, if and when made by Lessor, and will hold the right to receive such disbursement as a trust fund to be applied first for the purpose of paying the cost of the improvement and that it will apply the same first to the payment of the cost of the improvement before using any part of the total of the same for any other purpose.”

ARTICLE 3

Covenants to Bind and Benefit Respective Parties

The terms, covenants, agreements, provisions, conditions and limitations of the Lease as modified herein shall continue in full force and effect and shall bind and inure to the benefit of Lessor, its successors and assigns, and Lessee, its successors and assigns, except as otherwise provided.

IN WITNESS WHEREOF, Lessor and Lessee have caused this Second Modification of Indenture of Lease to be executed and their respective seals to be hereunto affixed.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA.

By	/s/ H.G. Rohn
Vice President
H.G. Rohn

Attest:

/s/ J.H. Davidson
Assistant Secretary
J.H. Davidson

EMPIRE STATE BUILDING ASSOCIATES

By	/s/ Lawrence A. Wien	L.S.
Lawrence A. Wien, Partner

	/s/ Henry W. Klein	L.S.
Henry W. Klein, Partner

	/s/ Peter L. Malkin	L.S.
Peter L. Malkin, Partner

STATE OF NEW JERSEY	}	ss.:
COUNTY OF ESSEX, CITY OF NEWARK

I, E.E. Siedler , a Commissioner for the State of New York, residing in the city of East Orange in the county of Essex, state of New Jersey, do certify that on the 15th day of February, in the year of our Lord one thousand nine hundred and sixty-five, before me in the city of Newark in the county of Essex aforesaid, personally came H.G. Rohn, to me known, who, being by me duly sworn, did depose and say that he resides at 81 Woodbine Ave., Newark, N. J.; that he is a Vice President of THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, the corporation described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, that he signed his name thereto by like order.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal at Newark in the county and state aforesaid, this 15th day of February, A.D. one thousand nine hundred and sixty-five.

/s/ E.E. Siedler
A Commissioner for the State of New York.
L.E. Siedler
New York County Register # S69-513
New York County Clerk # M24-65
Commission expires Jan. 8, 1969

STATE OF NEW JERSEY	}	ss.:
COUNTY OF ESSEX, CITY OF NEWARK

On this 15th day of February, 1965, before me personally came LAWRENCE A. WIEN, HENRY W. KLEIN and PETER L. MALKIN to me known and known to me to be members of the co-partnership of EMPIRE STATE BUILDING ASSOCIATES, the firm described in and which executed the foregoing instrument and said LAWRENCE A. WIEN, HENRY W. KLEIN and PETER L. MALKIN acknowledged that they executed the foregoing instrument for and in behalf of said co-partnership.

/s/ Alvin Silverman
Notary Public

ALVIN SILVERMAN NOTARY PUBLIC, State of New York No. 30 - 9001350 Qualified in Nassau County Term Expires March 30, 1966